STOCK TRANSFER AGREEMENT

This STOCK TRANSFER AGREEMENT (this “Agreement”), dated as of February 29, 2012 is by and among Allezoe Medical Holdings, Inc., a Delaware corporation (“ALLEZOE”); Élan Health Services, Inc., a Nevada corporation (Élan) and Healthcare of Today, Inc., a California corporation (“HOTI”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.

Elan holds 48,037,610 shares of common stock, $0.001 par value (the “Allezoe Stock”) issued and outstanding, all of which were transferred and conveyed to Élan by HOTI on or about July 16, 2011 as part of the consideration for the assumption by Élan of certain debts and obligations of HOTI as described in that certain TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT dated July 15, 2011 between HOTI and Élan (the “Prior Agreement”)

B.

HOTI and Élan have agreed to amend and modify the Prior Agreement as a result of which Élan has conveyed or will convey the Allezoe Stock back to HOTI.

C.

Allezoe acquired all of the issued and outstanding stock of Organ Transport Systems, Inc., a Nevada corporation doing business in Texas (“the OTS Stock”) from HOTI on or about February 18, 2011 in exchange for stock of Allezoe issued to HOTI, including the Allezoe Stock.

D.

HOTI and Allezoe have agreed by this Agreement that HOTI will convey the Allezoe Stock received back from Élan, to Allezoe, for cancellation and retirement, in exchange for the OTS Stock.

E.

As part of the conveyance of the Allezoe Stock to HOTI and from HOTI to Allezoe, HOTI has agreed to guarantee certain obligations of Organ Transport Systems, Inc. (“OTS”) to Allezoe identified on Schedule 1 hereto (the “Liabilities”).

F.

The Board of Directors of each of ALLEZOE, ELAN and HOTI has determined that it is desirable to effect the share exchange as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.

Share Exchange to HOTI. At the Closing, Elan shall sell, transfer, convey, assign and deliver the Allezoe Stock to HOTI, free and clear of all Liens except the lien created by the Security Agreement and Stock Pledge Agreement executed as part of this transaction, in exchange for the modification and amendment of the Prior Agreement.

1.2.

Share Exchange to ALZM. At the Closing, HOTI shall sell, transfer, convey, assign and deliver the Allezoe Stock to Allezoe, free and clear of all Liens, in exchange for which Allezoe shall sell, transfer, convey, assign and deliver the OTS Stock to HOTI, subject to the Liens and obligations set forth herein.  The Allezoe Stock shall be cancelled and retired by Allezoe.

1.3.

Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions ”) shall take place at the offices of Allezoe commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of HOTI

HOTI hereby represents and warrants to ALLEZOE with respect to itself, as follows:

2.1.

Good Title.  HOTI is or will be the record and beneficial owner, and has good title to the Allezoe Stock, with the right and authority to sell and deliver such Allezoe Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and ALLEZOE will receive good title to such Allezoe Stock, free and clear of all Liens.

2.2.

Pre-emptive Rights. HOTI has no pre-emptive rights or any other rights to acquire any Allezoe Stock that have not been waived or exercised.

2.3.

Organization. If an entity, HOTI is duly organized and validly existing in its jurisdiction of organization and in good standing under the laws of the jurisdiction of its organization.

2.4.

Power and Authority. HOTI has the legal power, capacity and authority to execute and deliver this Agreement and each transaction document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the transaction. All acts required to be taken by HOTI to enter into this Agreement, to deliver each transaction document to which it is a party and to carry out the transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of HOTI, enforceable against it in accordance with the terms hereof.

2.5.

No Conflicts. The execution and delivery of this Agreement by HOTI and the performance by HOTI of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to HOTI and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

2.6.

Litigation. There is no pending proceeding against HOTI that involves the Allezoe Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement not previously disclosed to Allezoe and, to the knowledge of HOTI, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7.

No Finder’s Fee. HOTI has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

ARTICLE III

Representations and Warranties of Allezoe

ALLEZOE represents and warrants as follows to HOTI.

3.1.

Organization, Standing and Power. Allezoe is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Allezoe, a material adverse effect on the ability of Allezoe to perform its obligations under this Agreement or on the ability of Allezoe to consummate the Transactions. Allezoe is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary.

3.2.

No Conflicts; Consents.

(a)

The execution and delivery by Allezoe of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Allezoe under, any provision of (i) the Allezoe’s charter documents, (ii) any Contract to which Allezoe is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material law applicable to Allezoe or its properties or assets, including without limitation, the Allezoe Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no consent of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to the HOTI

Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions.

3.3.

Litigation. There is no action against or affecting Allezoe or any of its respective properties not previously disclosed which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Allezoe Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect. Neither Allezoe, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action involving a claim or violation of or liability under state or federal securities laws or a claim of breach of fiduciary duty.

3.4.

Disclosure. Allezoe confirms that neither it nor any person acting on its behalf has provided HOTI or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by ALLEZOE under a current report on Form 8-K filed within four business days after the Closing.

ARTICLE IV

Representations and Warranties of Elan

Élan represents and warrants as follows to Allezoe and HOTI:

4.1.

Organization, Standing and Power. Elan is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Elan, a material adverse effect on the ability of Elan to perform its obligations under this Agreement or on the ability of Elan to consummate the Transactions. Elan is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a material adverse effect.

4.2.

Authority; Execution and Delivery; Enforceability. The execution and delivery by Elan of this Agreement and the consummation by Elan of the Transactions have been duly authorized and approved by the Board of Directors of Elan and no other corporate proceedings on the part of Elan are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Elan, enforceable against Elan in accordance with the terms hereof.

4.3.

No Conflicts; Consents.

(a)

The execution and delivery by Elan of this Agreement does not, and the consummation of the transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Elan under, any provision of (i) the Elan Charter or Elan Bylaws, (ii) any material Contract to which Elan is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to herein, any material order or material Law applicable to Elan or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Elan in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.4.

Litigation. There is no Action against or affecting Elan or any of its respective properties not previously disclosed which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Allezoe Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect. Neither Elan, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

ARTICLE V

Conditions to Closing

5.1.

ALLEZOE Conditions Precedent. The obligations of Elan and HOTI to enter into and complete the Closing are subject, at the option of Elan and HOTI, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Elan and HOTI in writing:

(a)

Representations and Covenants . The representations and warranties of ALLEZOE contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. ALLEZOE shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. ALLEZOE shall have delivered to Elan and HOTI a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of HOTI or Elan, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ALLEZOE.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ALLEZOE for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by ALLEZOE, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a material adverse effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a material adverse effect.

(e)

SEC Reports. ALLEZOE shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(f)

Secretary’s Certificate. ALLEZOE shall have delivered to HOTI a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the ALLEZOE Charter, ALLEZOE Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g)

Transfer of Stock Certificates. At the Closing, ALLEZOE shall deliver to HOTI a stock transfer certificate transferring the OTS shares to HOTI.

5.2.

HOTI Conditions Precedent. The obligations of ALLEZOE to enter into and complete the Closing is subject, at the option of ALLEZOE, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by ALLEZOE in writing.

(a)

Representations and Covenants. The representations and warranties of HOTI and Elan contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. HOTI and Elan shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by HOTI and Elan on or prior to the Closing Date. Each of HOTI and Elan shall have delivered to ALLEZOE a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of ALLEZOE, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of HOTI and Elan.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Elan or HOTI for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Elan or HOTI, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a material adverse effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a material adverse effect.

(e)

HOTI Officer’s Certificate. HOTI shall have delivered to ALLEZOE a certificate, signed by its authorized officer, certifying that the attached copies of the HOTI Constituent Instruments and resolutions of the Board of Directors of HOTI approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(f)

Share Transfer Documents. HOTI shall have delivered to ALLEZOE certificate(s) representing the Allezoe Stock, accompanied by a duly executed instrument of transfer for transfer by HOTI of its Allezoe Stock to ALLEZOE.

(g)

HOTI shall have delivered to Allezoe a Securities Pledge Agreement and Guaranty in form satisfactory to Allezoe, guaranteeing the payment of the Liabilities by OTS.

ARTICLE VI

Covenants

6.1.

Public Announcements. ALLEZOE and HOTI will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.2.

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.3.

Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.4.

Filing of 8-K. ALLEZOE shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions.

ARTICLE VII

Miscellaneous

7.1.

Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Allezoe, to:

Allezoe Medical Holdings, Inc.

1800 NW Corporate Boulevard, Suite 201

Boca Raton, FL 33431

Attn:  Michael Gelmon, CEO

If to HOTI, to:

Healthcare of Today, Inc.

2219 W. Olive Avenue, Suite 266

Burbank, CA 91506

Attn: Henry Jan, CEO

If to Elan, to:

Élan Health services, Inc.

871 Coronado Center Drive, Suite 200

Henderson, NV 89052

7.2.

Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3.

Termination.

(a)

The Parties may terminate this Agreement as provided below:

(i)

The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

ALLEZOE may terminate this Agreement by giving written notice to HOTI and Elan at any time prior to the Closing (A) in the event any of HOTI or Elan has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ALLEZOE has notified HOTI and/or Elan of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 15, 2012 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from ALLEZOE itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

HOTI may terminate this Agreement by giving written notice to ALLEZOE at any time prior to the Closing (A) in the event ALLEZOE has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, HOTI has notified ALLEZOE of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 15, 2012 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from HOTI breaching any representation, warranty, or covenant contained in this Agreement).

(b)

If any party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4.

Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.5.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.6.

Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.7.

Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.

7.8.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Boca Raton, Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Boca Raton, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

7.9.

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALLEZOE MEDICAL HOLDINGS, INC.
By: /s/ Michael Gelmon
Name: Michael Gelmon
Title: Chief Executive Officer

HEALTHCARE OF TODAY, INC.
By: /s/ Henry Jan
Name: Henry Jan
Title: Chief Executive Officer

ÉLAN HEALTH SERVICES, INC.
By: /s/ Hong Shin Pan
Name: Hong Shin Pan
Title: Vic President

SCHEDULE 1

Organ Transport Systems, Inc. Debt and OTS Debts

Debt for funds advance by Allezoe Medical Holdings:

$ 469,826.92

OTS Debts:

	Principal	Accrued Interest	Total
NP-M. Holder-Debenture	463,325.15	51,486.22	514,811.37
NP-T. Franklin-Debenture	420,000.00	45,760.02	465,760.02
NP-H. Warner-Debenture	300,000.00	29,309.73	329,309.73
NP-H. White-Debenture	291,620.82	32,405.87	324,026.69
	1,474,945.97	158,961.84	1,633,907.81

Table of Contents

  Article I - Exchange of Shares
  1.1 Share Exchange
  1.2 Closing
  Article II - Representations and Warranties of the Shareholders
  2.1 Good Title
  2.2 Pre-emptive Rights
  2.3 Organization
  2.4 Power and Authority
  2.5 No Conflicts
  2.6 Litigation
  2.7 No Finder’s Fee
  3.1 Organization, Standing and Power
  3.5 No Conflicts; Consents
  3.8 Litigation
  3.22 Disclosure
  4.1 Organization, Standing and Power
  4.4 Authority; Execution and Delivery; Enforceability
  4.5 No Conflicts; Consents
  4.10 Litigation
  Article V - Conditions to Closing
  5.1 HJH Conditions Precedent
  5.2 ANC and Shareholders Conditions Precedent
  Article VI - Covenants
  6.2 Public Announcements
  6.3 Fees and Expenses
  6.4 Continued Efforts
  6.6 Filing of 8-K
  Article VII - Miscellaneous
  7.1  Notices
  7.2 Amendments; Waivers; No Additional Consideration
  7.3 Termination
  7.6 Interpretation
  7.7 Severability
  7.8 Counterparts; Facsimile Execution
  7.9 Entire Agreement; Third Party Beneficiaries
  7.10 Governing Law
  7.11 Assignment